Exhibit 10.55
EXECUTION VERSION

Amendment Agreement No. 6 dated __March 13__, 2025 among:
        (i)    Lifetime Brands, Inc., a company duly organized and in existence pursuant to the laws of the State of Delaware in the United States of America (“LTB” or “Strategic Investor”);

        (ii)    Grupo Vasconia, S.A.B., formerly known as Ekco, S.A.B., a Mexican sociedad anónima bursátil duly organized and in existence pursuant to the laws of the United Mexican States (the “Company”, provided that when the context so requires it, “Company” shall also include the Company Subsidiaries); and

        (iii)    Mr. José Ramón Elizondo Anaya, a Mexican individual (“Mr. Elizondo”), Mr. Miguel Ángel Huerta Pando, a Mexican individual (“Mr. Huerta” and together with Mr. Elizondo the “Primary Shareholders”).

WITNESSETH
WHEREAS, Lifetime Brands, Inc., Ekco, S.A.B. (now known as Grupo Vasconia, S.A.B.), Mr. José Ramón Elizondo Anaya and Mr. Miguel Angel Huerta Pando (hereinafter are collectively, the “Parties” and each a “Party”) entered into a Shares Subscription Agreement dated June 8, 2007 (the “SSA”) pursuant to which they agreed, among others, on the terms and conditions for a subscription of shares issued by Ekco, S.A.B. (now known as Grupo Vasconia, S.A.B.) by Lifetime Brands, Inc.;
WHEREAS, on September 5, 2007 the Parties entered into an Amendment Agreement No. 1 to amend the SSA, on September 25, 2008 the Parties entered into an Amendment Agreement No. 2 to amend the SSA, on December 30, 2008 the Parties entered into an Amendment Agreement No. 3 to amend the SSA, on October 21, 2011 the Parties entered into an Amendment Agreement No. 4 to amend the SSA, on February 22, 2023 the Parties entered into an Amendment Agreement No. 4 to amend the SSA and from time to time the Parties further amended the SSA by way of waiver letters executed by the Parties or by any other means (collectively, the “SSA Amendments”); and
WHEREAS, the Parties wish to amend the SSA as described below.
NOW THEREFORE, the Parties hereto agree as follows:
FIRST. Definitions. (a) Capitalized terms used herein shall have the meanings set forth in the SSA unless otherwise defined herein; and (b) reference in this Amendment to “SSA” shall mean the SSA as amended by the SSA Amendments.
SECOND. Amendment.
(a) Section 9.1(f) is hereby terminated so that the obligations included therein are no longer applicable to the Parties as of the date hereof. In that sense, Section 9.1(f) shall read as follows and all references thereto, in the SSA or any document related to it, including, but not limited to, all

Transaction Documents, shall cease to be effective and shall be deemed terminated as of the date hereof:
9.l. Mutual Covenants of the Parties.
[…]
(f) [Intentionally Omitted]
(b) Simultaneous with the execution of this Amendment, the Parties shall enter into a Mutual Termination and Release Agreement to provide for the formal termination of all Transaction Documents. Therefore, Sections 13.1, 13.2, and 13.3 are hereby terminated so that the obligations included therein and any other obligation related to the Transaction Documents (including the obligation related thereto in Sections 15.2, 15.3 and 15.4) are no longer applicable to the Parties as of the date hereof. In that sense, Sections 13.1, 13.2, and 13.3 shall read as follows and all references thereto, in the SSA or any document related to it, including, but not limited to, all Transaction Documents, shall cease to be effective and shall be deemed terminated as of the date hereof:
13.1. [Intentionally Omitted]
13.2. [Intentionally Omitted]
13.3. [Intentionally Omitted]
(c) Notwithstanding anything contained in the SSA or any of the Transaction Documents to the contrary, the Parties hereby acknowledge and mutually agree that: (i) neither Party has any liability or financial obligation to the other Party under the SSA and/or under any of the Transaction Documents and/or any other arrangements between the Parties as of the date hereof; (ii) each Party hereby waives any rights to any amounts that may be owed or owing to the other Party under the SSA and/or any of the Transaction Documents and/or any other arrangements between the Parties as of the date hereof, including, but not limited to, any payment obligations by LTB to the Company relating to sales of products by LTB to Costco in Mexico; and (iii) any references to “the second anniversary of the Exit Date” are hereby deleted with immediate effect such that there is no longer any second anniversary option under the SSA or any Transaction Documents or any other documents, agreements or other arrangements between the Parties.
(d) All other provisions of the SSA shall remain in full force and effect.
THIRD. Vasconia’s Reorganization Proceeding; Concurso Mercantil. The Company hereby represents and warrants that despite currently being in a concurso mercantil proceeding in Mexico (i) it has all the legal authorizations and capacity required to execute this agreement and terminate the Transaction Documents, (ii) its legal representative has all required legal capacity to bound it, and (iii) the conciliator in the concurso mercantil has expressly authorized the execution of this amendment agreement on the terms hereof.
FOURTH. Absence Of Novation. This Amendment shall not represent the novation of the Agreement and the remainder of its terms shall remain valid and effective as originally agreed.
FIFTH. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement or any amendment thereto delivered by e-mail (including but not limited, through electronic signatures platforms or by exchange of PDF copies of executed signature pages under appropriate written closing instructions) shall be deemed as mensajes de datos and firma electrónica, pursuant to articles 89, 89 bis, 90, 90 bis and other applicable articles of the Commercial Code (Código de Comercio), and therefore shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement, and the Parties hereby waive any objection to the contrary. For such purposes, the Parties hereby agree to consider the following e-mail directions as valid and binding sistemas de información pursuant to article 91 of the Commercial Code (Código de Comercio): the Company and the Primary Shareholders, jrelizondo@grupovasconia.com; LTB, rob.kay@lifetimebrands.com.
SIXTH. Governing Law. This Amendment shall be governed by, and its terms and conditions construed in accordance with the laws of Mexico, without giving effect to the conflict of law rules thereof.

[SIGNATURES TO FOLLOW]

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

LIFETIME BRANDS, INC.

By:	/s/ Robert B. Kay
Name:	Robert B. Kay
Title:	CEO

GRUPO VASCONIA S.A.B. (FORMERLY KNOWN AS EKCO, S.A.B.)

By:	/s/ José Ramón Elizondo Anaya
Name:	José Ramón Elizondo Anaya
Title:	Chairman

By:	/s/ Fernando Liceaga Aparicio
Name:	Fernando Liceaga Aparicio
Title:	Director Corporativo de Administración y Finanzas

PRIMARY SHAREHOLDERS

By:	/s/ José Ramón Elizondo Anaya
Name:	Mr. José Ramón Elizondo Anaya

By:	/s/ Miguel Ángel Huerta Pando
Name:	Mr. Miguel Ángel Huerta Pando